Exhibit 20

                          BOWLES FLUIDICS CORPORATION
              6625 Dobbin Road, Columbia, Maryland 21045-4707 USA
              Phone: 410-381-0400               Fax: 410-381-2718


                                                                   June 11, 1996


TO THE STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION:

BFC sales in the second quarter of 1996 rose 14% above last year's second quarter. This increase occurred in spite of a strike-induced shutdown of GM assembly plants averaging about a two-week duration in March and against the 5% decrease in volume of light vehicle production in the first five months of 1996. The sales gain is attributed to a larger sales volume of newly designed products.

However, net income was 64% lower than the same period last year. An additional charge was recorded relating to the planned termination of the Company's sales agreements with one of its manufacturers' representatives. Lower margins on the new products, our commitment to expand R&D efforts in basic research, and new product development (in and out of the auto industry) are major contributors to this decline. Our application of more engineering resources toward new product development, specifically the AC outlet, and less on tooling have had little impact on net income.

Several parts are up and running on the new information system and we have scheduled a summer date for our QS-9000 pre-assessment audit. We will be continuing these instigation efforts through the next quarter.

The AC outlet program has entered the prototype stage on schedule and is proceeding toward prototype delivery in the fall.

North American auto production predictions were up from last quarter and show rate increases for the second and third quarters over last year. We believe we can continue to support these expansion efforts.

                                                     Sincerely,



                                                     Ronald Stouffer
                                                     President
RS:lto
Enclosure

                                                                      Exhibit 20

BOWLES FLUIDICS CORPORATION
- -------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                Three Months Ended                      Six Months Ended
                                                         April 27, 1996     April 29, 1995       April 27, 1996     April 29, 1995
                                                         --------------     --------------       --------------     --------------
Net Sales                                                  $4,687,296         $4,419,120           $9,237,357        $8,612,438
Cost of Sales                                               2,872,639          2,723,350            5,934,760         5,449,382
Selling, General and Administrative Expenses                1,168,405            689,576            1,831,780         1,278,320
Research and Development Costs                                363,532            151,675              579,006           305,212
Interest Expense and Other (Income) and Expense, Net          (21,337)           (21,749)             (31,830)          (20,557)
                                                         --------------     --------------       --------------     --------------

Income before Taxes                                        $  304,057         $  876,268           $  923,641        $1,600,081

Provision for Taxes                                           106,220            328,869              332,836           599,749
                                                         --------------     --------------       --------------     --------------

Net Income                                                 $  197,837         $  547,399           $  590,805        $1,000,332
                                                         ==============     ==============       ==============     ==============

Net Income per Share
    Primary                                                $     0.01         $     0.04           $     0.04        $     0.08
    Fully Diluted                                          $     0.01         $     0.03           $     0.04        $     0.06

- --------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                           Unaudited                    Audited
                                                         April 27,1996              October 28,1995
Assets
     Cash and Cash Equivalents                             $1,169,217                  $  676,981
      Investments Available for Sale                          195,784                     679,513
      Accounts Receivable                                   2,934,193                   2,761,394
      Inventories                                           1,735,374                   1,899,346
      Other Current Assets                                    387,625                     306,974
                                                      --------------------     -----------------------

           Total Current Assets                             6,422,193                   6,324,208

      Property, Plant and Equipment, Net                    3,020,804                   2,821,804
      Other Assets                                            284,587                     146,434
                                                      --------------------     -----------------------

            Total Assets                                   $9,727,584                  $9,292,446
                                                      ====================     =======================

Liabilities and Stockholders' Equity
    Accounts Payable--Trade                                $  691,526                  $  995,421
    Accrued Expenses and Other Liabilities                    755,499                     852,121
    Income Taxes Payable                                      191,555                     111,441
    Current Portion of Long-Term Debt                             -                        68,857
                                                      --------------------     -----------------------

         Total Current Liabilities                          1,638,580                   2,027,840

     Long-Term Debt                                               -                       202,811
     Other Liabilities and Deferred Income Taxes              905,630                     431,904
                                                      --------------------     -----------------------

         Total Liabilities                                  2,544,210                   2,662,555
                                                      --------------------     -----------------------

    8% Convertible Preferred Stock                            933,080                     933,080
    Common Stock                                            1,261,001                   1,261,001
    Additional Paid-in Capital                              2,726,583                   2,726,583
    Retained Earnings                                       2,262,710                   1,709,227
                                                      --------------------     -----------------------

        Stockholders' Equity                                7,183,374                   6,629,891
                                                      --------------------     -----------------------

        Total Liabilities and Stockholders' Equity         $9,727,584                  $9,292,446
                                                      ====================     =======================

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

BOWLES FLUIDICS CORPORATION
PART II.  OTHER INFORMATION

Item 6.       (b)     Reports on Form 8-K

March 14, 1996

    An Annual Meeting of Stockholders of Bowles Fluidics Corporation was held on March 14, 1996.

    1.  The following Board of Directors was elected:

           William Ewing, Jr.
           William Ewing, III
           Julian Lazrus
           Ronald D. Stouffer
           John E. Searle, Jr.
           David C. Dressler

    2. Also at the meeting of stockholders, Coopers & Lybrand L.L.P. was appointed as the Corporation's certified public accountants.

    3. At a Director's meeting immediately following the meeting of Stockholders, the following officers were elected:

           Chairman of the Board                      William Ewing, Jr.
           Vice Chairman of the Board                 Julian Lazrus
           President                                  Ronald D. Stouffer
           Vice President, Administration,
                & Secretary                           Eleanor M. Kupris
           Vice President, Engineering                Richard W. Hess
           Vice President, Finance                    David A. Quinn
           Vice President, Marketing                  Eric W. Koehler
           Vice President, Quality Assurance          Dharaphuram N. Srinath
           Corporate Controller                       Arlene M. Hardy
           Vice President, Operations                 Melvyn J. L. Clough

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

                                   FORM 10-Q

                          BOWLES FLUIDICS CORPORATION

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            BOWLES FLUIDICS CORPORATION





Date ___________________                    By _______________________
                                                 Ronald D. Stouffer
                                                 President





Date ___________________                    By ________________________
                                                 David A. Quinn
                                                 Vice President-Finance

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